[LBB Letterhead]

May 13, 2013

Mr. Michael Goode, CEO

Specialty Contractors, Inc

1541 E. I-30

Rockwall, TX 75087

Mr. Goode:

Effective May 13, 2013, we will cease our services as the independent registered public accounting firm of Specialty Contractors, Inc.

This event requires the filling as a Form 8-K. Our consent will need to be included in that document.  Please forward us a draft as soon as practical for our review.

We look forward to helping you make a smooth transition with your new accountants.  Should you have any questions, do not hesitate to contact Carlos Lopez with our firm at 713-800-4343.

Very truly yours,

/s/ LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Fax (202) 772-9253
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549